Exhibit 11

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common shares equivalents for the six-month and three-month periods ended June 30, 2006 and 2005:

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Net income	$45,645,890	$50,125,505	$25,508,448	$28,555,161

Weighted average number of common shares outstanding	80,315,256	80,124,054	80,325,375	80,082,617

Net income per common share - Basic	$0.57	$0.63	$0.32	$0.36

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Net income	$45,645,890	$50,125,505	$25,508,448	$28,555,161

Weighted average number of common shares outstanding	80,315,256	80,124,054	80,325,375	80,082,617
Common share equivalents resulting from:
Dilutive stock options and restricted stock awards	816,727	485,297	853,835	455,995

Adjusted weighted average number of common and common equivalent shares outstanding	81,131,983	80,609,351	81,179,210	80,538,612

Net income per common share - Diluted	$0.56	$0.62	$0.31	$0.35